Agreement made this Day of May 10'" 2023 between John Diaz Producer/Owner of the PBS On Tour Concerts, hereinafter referred to as Seller & TV Channels Network Inc, 7582 Las Vegas Blvd South, Las Vegas NV 89123 hereinafter referred to as Purchaser.

Purchaser shall pay Seller by wire transfer within 72 hours of TV Channels Network Inc, going public the amount of $50,000 USD. Purchaser shall also send Seller 25,000 shares of TV Channels Network Inc, stock within 1 week after TV Channels Network Inc, commences trading.

Purchaser will use it's best efforts to present PBS On Tour Concerts in the best way possible.

The Terms of this agreement is in perpetuity. Seller will make himself available as a consultant if Purchaser make this request. The consultant fees will be worked out in a later date in good faith between each party.

The titles for this agreement is on below.

This agreement shall be contrued according to the Laws of The State Of Nevada.

Agreed & Accepted

/s/ John Diaz

John Diaz

Agreed & Accepted

/s/ Darryl Payne

Darryl Payne

CEO

TV Channels Network Inc.